Exhibit 99.1
First Albany Companies Inc. reduces size of Board of Directors.
Albany, NY — October 4, 2006 — First Albany Companies Inc. (NASDAQ: FACT) today announced the reduction in the size of its Board of Directors as part of its previously announced intentions. As a result of this process, Walter Fiederowicz, Hugh Johnson, and Arthur Roth resigned effective September 28, 2006.
George McNamee, Chairman of the Board of Directors of First Albany Companies Inc., said, “The Board is committed to making First Albany a dynamic, full-service institutional investment bank. To that end, we have streamlined our operations, elected new senior management and begun restructuring the Board appropriate to the firm’s size and direction. On behalf of the Company and my fellow Board members, I would like to thank Walter, Hugh, and Arthur for their insights and efforts during their years of service to First Albany. In particular, we are grateful for Walter’s stewardship as Lead Director, for Arthur’s diligence as Chair of the Audit Committee, and for Hugh’s long commitment and market intelligence. It has been my great pleasure to have served alongside each of them.”
About First Albany
First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments, and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.
CONTACT:
First Albany Companies Inc.
C. Brian Coad, 518-447-8500
SOURCE: First Albany Companies Inc.